Exhibit 10.72

[Bank Name and Address]

May 12, 2008

To: SBA Communications Corporation

5900 Broken Sound Parkway NW

Boca Raton, Florida 33487

Attention: Tom Hunt

Telephone No.:

Facsimile No.:

Re:	Issuer Warrant Transaction
(Reference Number: [ ])

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Warrants issued by SBA Communications Corporation (the “Company”) to [Bank Name] (“Bank”) on the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous agreements and serve as the final documentation for this Transaction.

The definitions and provisions contained in the 1996 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. This Transaction shall be deemed to be a Share Option Transaction within the meaning set forth in the Equity Definitions.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1. This Confirmation evidences a complete and binding agreement between Bank and the Company as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Bank and the Company had executed an agreement in such form (but without any Schedule except for the election of the laws of the State of New York as the governing law and United States dollars as the Termination Currency) on the Trade Date. In the event of any inconsistency between provisions of that Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	May 12, 2008

Warrants:	Equity call warrants, each giving the holder the right to purchase one Share at the Strike Price, subject to the Settlement Terms set forth below. For the purposes of the Equity Definitions, each reference to a Warrant herein shall be deemed to be a reference to a Call Option.

Warrant Style:	American

Buyer:	Bank

Seller:	Company

Shares:	The Class A common stock of Company, par value USD 0.01 per Share (Exchange symbol “SBAC”)

Number of Warrants:	[ ], subject to adjustments provided herein

Daily Number of Warrants:	For any Expiration Date, as provided in Schedule A to this Confirmation, subject to adjustment pursuant to the provisos to “Expiration Date(s)”.

Warrant Entitlement:	One Share per Warrant

Multiple Exercise:	Applicable

Minimum Number of Warrants:	1

Maximum Number of Warrants:	All warrants remaining unexercised as of the remaining Exercise Date(s).

Strike Price:	USD [ ]

Premium:	USD [ ]

Premium Payment Date:	May 16, 2008

Exchange:	The NASDAQ Global Select Market

Related Exchange(s):	The principal exchange(s) for options contracts or futures contracts, if any, with respect to the Shares

Exercise and Valuation:

Expiration Time:	The Valuation Time

Expiration Date(s):	Each Exchange Business Day during the period from and including the First Expiration Date to and including the [50]th Exchange Business Day following the First Expiration Date shall be an “Expiration Date” for a number of Warrants equal to the Daily Number of Warrants on such date; provided that, notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Expiration Date (including the First Expiration Date), the Calculation Agent shall make adjustments, if applicable, to the Daily Number of Warrants or shall reduce such Daily Number of Warrants to zero for which such day shall be an Expiration Date and shall designate an Exchange Business Day or a number of Exchange Business Days as the Expiration Date(s) for the remaining Daily Number of Warrants or a portion thereof for the originally scheduled Expiration Date; and provided further that if such Expiration Date has not occurred pursuant to this clause as of the eighth Exchange Business Day following the last scheduled Expiration Date under this Transaction, the Calculation Agent shall have the right to declare such Exchange Business Day to be the final Expiration Date and the Calculation Agent shall determine its good faith estimate of the fair market value for the Shares as of the Valuation Time on that eighth Exchange Business Day or on any subsequent Exchange Business Day, as the Calculation Agent shall determine using commercially reasonable means.

First Expiration Date:	[ , 2013], subject to Market Disruption Event below.

Automatic Exercise:	Applicable; and means that, unless all Warrants have been previously exercised hereunder, a number of Warrants for each Expiration Date equal to the Daily Number of Warrants (as adjusted pursuant to the terms hereof) for such Expiration Date will be deemed to be automatically exercised.

Market Disruption Event:	Section 4.3(a)(ii) is hereby amended by adding after the words “or Share Basket Transaction” in the first line thereof a phrase “a failure by the Exchange or Related Exchange to open for trading during its regular trading session or” and replacing the phrase “during the one-half hour period that ends at the relevant Valuation Time” with the phrase “at any time during the regular trading session on the Exchange or any Related Exchange, without regard to after hours or any other trading outside of the regular trading session hours”.

Valuation applicable to each Warrant:

Valuation Time:	At the close of trading of the regular trading session on the Exchange; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.

Valuation Date:	Each Exercise Date. Notwithstanding anything to the contrary in the Equity Definitions, if there is a Market Disruption Event on any Valuation Date, then the Calculation Agent shall determine the Settlement Price for such Valuation Date on the basis of its good faith estimate of the market value for the relevant Shares on such Valuation Date.

Settlement Terms applicable to the Transaction:

Method of Settlement:	Net Share Settlement; provided that, with respect to any Warrants exercised on the Expiration Dates (and only such Warrants), Cash Settlement shall apply if the Company validly elects Cash Settlement pursuant to the provisions of “Cash Settlement Election” below.

Net Share Settlement:	On the relevant Settlement Date, Company shall deliver to Bank, the Share Delivery Quantity of Shares for such Settlement Date to the account specified hereto free of payment through the Clearance System.

Share Delivery Quantity:	For any Settlement Date, a number of Shares, as calculated by the Calculation Agent, equal to the Net Share Settlement Amount for such Settlement Date divided by the Settlement Price on the Valuation Date in respect of such Settlement Date rounded down to the nearest whole number, plus cash in lieu of any fractional Shares (based on such Settlement Price).

Net Share Settlement Amount:	For any Settlement Date, an amount equal to the product of (i) the Number of Warrants exercised or deemed exercised on the relevant Exercise Date (or in the case of any exercise (including any Automatic Exercise) on an Expiration Date, the Daily Number of Warrants for such Expiration Date), (ii) the Strike Price Differential for such Settlement Date and (iii) the Warrant Entitlement. For avoidance of doubt, if any Warrants are exercised prior to the first Expiration Date, the Calculation Agent will proportionately adjust each Daily Number of Warrants to reflect such exercise.

Strike Price Differential:	(a) If the Settlement Price for any Valuation Date is greater than the Strike Price, an amount equal to the excess of such Settlement Price over the Strike Price; or

(b) If such Settlement Price is less than or equal to the Strike Price, zero.

Settlement Price:	For any Valuation Date, the per Share volume-weighted average price for such Valuation Date as displayed under the heading “Bloomberg VWAP” on Bloomberg page SBAC.UQ <equity> AQR (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Valuation Date or if such price is unavailable, the market value of one Share on such Valuation Date, as determined by the Calculation Agent in its reasonable discretion (in each case, without regard to pre-open or after hours trading outside of any regular trading session for such Valuation Date). Notwithstanding anything to the contrary in the Equity Definitions, if there is a Market Disruption Event on any Valuation Date, then the Calculation Agent shall determine the Settlement Price for such Valuation Date on the basis of its good faith estimate of the market value for the relevant Shares on such Valuation Date.

Settlement Date:	For any Exercise Date, the date defined as such in Section 6.2 of the Equity Definitions, subject to Section 9(p)(i) hereof.

Cash Settlement Election:	With respect to all Warrants to be exercised on the Expiration Dates, the Company can elect Cash Settlement by delivering a written notice to Bank (the “Cash Settlement Notice”) on or prior to the fifth (5th) scheduled Exchange Business Day immediately preceding the First Expiration Date, which Cash Settlement Notice shall contain:

(i) a representation that (x) on the date of such Cash Settlement Notice, neither the Company nor any of its affiliates is in possession of any material non-public information with respect to the Company or its Shares, (y) the Company is electing Cash Settlement in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (z) the Company has not entered into or altered any hedging transaction relating to the Shares corresponding to or offsetting the Transaction;

(ii) a representation that the Company is not electing Cash Settlement to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares);

(iii) an acknowledgment by the Company that (A) any transaction by Bank following the Company’s election of Cash Settlement shall be made at Bank’s sole discretion and for Bank’s own account and (B) the Company does not have, and shall not attempt to exercise, any influence over how, when, whether or at what price to effect such transactions, including, without limitation, the price paid or received per Share pursuant to such transactions, or whether such transactions are made on any securities exchange or privately; and

(iv) an agreement by the Company that, during the period commencing on the date of such Cash Settlement Notice and ending on the second Exchange Business Day following the last Settlement Date hereunder, without the prior written consent of Bank, the Company shall not, and shall cause its affiliates and affiliated purchasers (each as defined in Rule 10b-18 under the Exchange Act) not to, directly or indirectly (including, without limitation, by means of a derivative instrument), purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares or any security convertible into or exchangeable for the Shares in the public markets.

Cash Settlement:	If Cash Settlement is applicable, on each Settlement Date, the Company shall deliver to Bank (to an account specified by Bank) the Net Share Settlement Amount for such Settlement Date.

In addition to any other requirements set forth herein, the Company agrees that it shall not have the right to elect Cash Settlement if Bank notifies the Company that, in the reasonable judgment of Bank the election of Cash Settlement or any purchases of Shares that Bank (or its affiliates) might make in connection therewith based upon the advice of counsel and as a result of events occurring after the Trade Date, would raise material risks under applicable securities laws.

Failure to Deliver:	Inapplicable

Other Applicable Provisions:	The provisions of Sections 6.6, 6.7, 6.8, 6.9 and 6.10 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-Settled” shall be read as references to “Net Share Settled”. “Net Share Settled” in relation to any Warrant means that Net Share Settlement is applicable to that Warrant.

3. Additional Terms applicable to the Transaction:

Adjustments applicable to the Warrants:

Method of Adjustment:	Calculation Agent Adjustment. For the avoidance of doubt, in making any adjustments under the Equity Definitions, the Calculation Agent may adjust the Strike Price, the Number of Warrants, the Daily Number of Warrants and the Warrant Entitlement. Notwithstanding the foregoing, any cash dividends or distributions on the Shares, whether or not extraordinary, shall be governed by Section 9(k) of this Confirmation and not by Section 9.1(c) of the Equity Definitions.

Extraordinary Events applicable to the Transaction:

Consequence of Merger Events

(a) Share-for-Share:	Alternative Obligation; provided that the Calculation Agent will determine if the Merger Event affects the theoretical value of the Transaction and if so Bank in its sole discretion may elect to make adjustments to any of the Strike Price, the Number of Warrants, the Daily Number of Warrants, the Warrant Entitlement and any other term necessary to reflect the characteristics (including volatility, dividend practice, borrow cost and liquidity) of the New Shares. Notwithstanding the foregoing, Cancellation and Payment shall apply in the event the New Shares are not publicly traded on a

United States national securities exchange or quoted on The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors).

(b) Share-for-Other:	Cancellation and Payment

(c) Share-for-Combined:	Cancellation and Payment; provided that on or prior to the Merger Date the Bank may elect, in its sole discretion, to apply the consequence specified opposite “Share for Share” to that portion of the consideration that consists of New Shares (as determined by the Calculation Agent) and the consequence specified opposite “Share-for-Other” to that portion of the consideration that consists of Other Consideration (as determined by the Calculation Agent).

In the event of any “Tender Offers” (as defined in the 2002 ISDA Equity Derivatives Definitions (the “2002 Definitions”)), the following consequences, each as defined in the 2002 Definitions and including any relevant cross references, shall apply to such Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment (as defined in the 2002 Definitions and including any relevant cross references)

(b) Share-for-Other:	Modified Calculation Agent Adjustment(as defined in the 2002 Definitions and including any relevant cross references)

(c) Share-for-Combined:	Modified Calculation Agent Adjustment (as defined in the 2002 Definitions and including any relevant cross references)

Nationalization or Insolvency:	Cancellation and Payment

4. Calculation Agent:	Bank, acting in its capacity as Calculation Agent

5. Account Details:

(a) Account for payments to Company: To be provided by Company Account for delivery of Shares from Company: To be provided by Company

(b) Account for payments to Bank: [ ] Account for delivery of Shares to Bank: To be provided by Bank

6. Offices:

The Office of Company for the Transaction is: Inapplicable, Company is not a Multibranch Party.

The Office of Bank for the Transaction is:

[ ]

7. Notices: For purposes of this Confirmation:

(a)    Address for notices or communications to Company:

SBA Communications Corporation

5900 Broken Sound Parkway NW

Boca Raton, Florida 33487

Attention: Tom Hunt

Telephone No.:

Facsimile No.:

Address for notices or communications to Bank:

[                                         ]

8. Representations and Warranties of the Company

The representations and warranties of the Company set forth in Section 3 of the Purchase Agreement (the “Purchase Agreement”) dated as of the Trade Date and relating to the issuance of USD 500,000,000 principal amount of 1.875% Convertible Senior Notes due 2013, (the “Convertible Notes”) among the Company, Deutsche Bank Securities Inc., Citigroup Global Markets Inc., Lehman Brothers Inc., J.P. Morgan Securities Inc., Wachovia Capital Markets, LLC, Greenwich Capital Markets, Inc. and TD Securities (USA) LLC (collectively, the “Initial Purchasers”) are true and correct and are hereby deemed to be repeated to Bank as if set forth herein. The Company hereby further represents and warrants to Bank that:

(a)    The Company has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of this Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on the Company’s part; and this Confirmation has been duly and validly executed and delivered by the Company and constitutes its valid and binding obligation, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(b)    Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of the Company hereunder will conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of the Company, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which the Company or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument, or breach or constitute a default under any agreements and contracts of the Company and the significant subsidiaries filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as updated by any subsequent filings.

(c)    No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by the Company of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act of 1933, as amended (the “Securities Act”) or state securities laws.

(d)    The Shares initially issuable upon exercise of the Warrant by the net share settlement method (the “Warrant Shares”) have been reserved for issuance by all required corporate action of the Company. The Warrant Shares have been duly authorized and, when delivered against payment therefor (which may include Net Share Settlement in lieu of cash) and otherwise as contemplated by the terms of the Warrant following the exercise of the Warrant in accordance with the terms and conditions of the Warrant, will be validly issued, fully-paid and non-assessable, and the issuance of the Warrant Shares will not be subject to any preemptive or similar rights.

(e)    The Company is an “eligible contract participant” (as such term is defined in Section 1(a)(12) of the Commodity Exchange Act, as amended.

(f)     The Company and each of its affiliates is not, on the date hereof, in possession of any material non-public information with respect to Company.

(g)    The Company is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

(h)    The assets used by the Company for its obligations under the Transaction (1) are not assets of any “plan” (as such term is defined in Section 4975 of the Internal Revenue Code (the “Code”)) subject to Section 4975 of the Code or any “employee benefit plan” (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) subject to Title I of ERISA, and (2) do not constitute “plan assets” within the meaning of Department of Labor Regulation 2510.3-101, 29 CFR Section 2510-3-101.

9. Other Provisions:

(a)    Opinions. The Company shall deliver an opinion of counsel, dated as of the Trade Date, to Bank with respect to the matters set forth in Sections 8(a) through (e) of this Confirmation.

(b)    Amendment. If the Initial Purchasers exercise their right to receive additional Convertible Notes (the “Additional Convertible Notes”) as set forth in the Purchase Agreement, then on the Additional Premium Payment Date (as defined below), the Number of Warrants will be automatically increased by additional Warrants (the “Additional Warrants”) in proportion to such Additional Convertible Notes and an additional premium equal to the product of the Additional Warrants and USD [            ] shall be paid by Bank to the Company on the closing date for the purchase and sale of the Additional Convertible Notes (the “Additional Premium Payment Date”).

(c)    No Reliance, etc. Each party represents that (i) it is entering into the Transaction evidenced hereby as principal (and not as agent or in any other capacity); (ii) neither the other party or parties nor any of its or their agents are acting as a fiduciary for it; (iii) it is not relying upon any representations except those expressly set forth in the Agreement or this Confirmation; (iv) it has not relied on the other party or parties for any legal, regulatory, tax, business, investment, financial, and accounting advice, and it has made its own investment, hedging, and trading decisions based upon its own judgment and not upon any view expressed by the other party or parties or any of its or their agents; and (v) it is entering into this Transaction with a full understanding of the terms, conditions and risks thereof and it is capable of and willing to assume those risks.

(d)    Repurchase Notices. The Company shall, on any day on which the Company effects any repurchase of Shares, promptly give Bank a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the quotient of (x) [the sum of] the Number of Shares [under this Transaction and the Number of Shares as defined in the confirmation with respect to an issuer warrant transaction dated March 20, 2007 between Company and Bank,] divided by (y) the number of the Company’s outstanding Shares (such quotient expressed as a percentage, the “Warrant Equity Percentage”) would be (i) greater than [            ] % or (ii) 0.5% greater than the Warrant Equity Percentage included in the immediately preceding Repurchase Notice. The Company agrees to indemnify and hold harmless Bank and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Bank’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to this Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person actually may become subject to, as a result of Company’s failure to provide Bank with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person, such Indemnified Person shall promptly notify the Company in writing, and the Company, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others the Company may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Company shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Company agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. The Company shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Company under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of this Transaction.

(e)    Regulation M. The Company is not, on the Trade Date or the Exercise Date, and will not be, on any day during the period commencing on such Exercise Date and ending on the second Exchange Business Day following the last Settlement Date with respect to such Exercise Date, engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of any securities of Company, other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M. The Company shall not, until the second Exchange Business Day immediately following the Trade Date, engage in any such distribution.

(f)     No Manipulation. The Company is not entering into this Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares).

(g)    Board Authorization. The Company represents that it is entering into the Transaction, solely for the purposes stated in the board resolution authorizing this Transaction and in its public disclosure. The Company further represents that there is no internal policy, whether written or oral, of Company that would prohibit Company from entering into any aspect of this Transaction, including, but not limited to, the issuances of Shares to be made pursuant hereto.

(h)    Transfer or Assignment. The Company may not transfer any of its rights or obligations under this Transaction without the prior written consent of Bank. Bank may transfer or assign all or any portion of its rights or obligations under this Transaction without consent of the Company. If, however, in Bank’s sole discretion, Bank is unable to effect a transfer or assignment on pricing terms reasonably acceptable to Bank and within a time period reasonably acceptable to Bank of a sufficient number of Warrants to reduce (i) Bank’s “beneficial ownership” (within the meaning of Section 16 of the Exchange Act and rules promulgated thereunder) to equal to or less than 7.5% of the Company’s outstanding Shares or (ii) the Warrant Equity Percentage to equal to or less than [    ] %, Bank may designate any Exchange Business Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of this Transaction, such that (i) its “beneficial ownership” following such partial termination will be equal to or less than 7.5% or (ii) the Warrant Equity Percentage following such partial termination will be equal to or less than [    ] %. In the event that Bank so designates an Early Termination Date with respect to a portion of this Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Warrants equal to the Terminated Portion, (ii) the Company shall be the sole Affected Party with respect to such partial termination and (iii) such Transaction shall be the only Terminated Transaction (and, for the avoidance of doubt, the provision of paragraph 9(o) shall apply to any amount that is payable by the Company to Bank pursuant to this sentence). Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Bank to purchase, sell, receive or deliver any Shares or other securities to or from the Company, Bank may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Bank’s obligations in respect of this Transaction and any such designee may assume such obligations. Bank shall be discharged of its obligations to the Company to the extent of any such performance.

(i)     Damages. Neither party shall be liable under Section 6.10 of the Equity Definitions for special, indirect or consequential damages, even if informed of the possibility thereof, except as specifically set forth otherwise herein.

(j)     Early Unwind. In the event the sale of Convertible Notes is not consummated with the Initial Purchasers for any reason or the Company fails to deliver to Bank opinions of counsel as required pursuant to Section 9(a) by the close of business in New York on May 16, 2008 (or such later date as agreed upon by the parties) May 16, 2008 or such later date as agreed upon being the “Early Unwind Date”), this Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Bank and Company under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date; provided that, other than to the extent the Early Unwind Date occurred as a result of the breach of the Purchase Agreement by the Initial Purchasers, Company shall reimburse Bank, in cash or Shares, for any costs or expenses (including market losses) relating to the unwinding of its hedging activities in connection with the Transaction (including any loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position). The amount of any such reimbursement shall be determined by Bank in its sole good faith discretion. Bank shall notify Company of such amount and the Company shall pay such amount in immediately available funds or deliver Shares on the Early Unwind Date. Bank and Company represent and acknowledge to the other that, subject to the proviso included in this paragraph, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(k)    Dividends. If at any time during the period from and including the Trade Date, to but excluding the Expiration Date, an ex-dividend date for a cash dividend occurs with respect to the Shares (an “Ex-Dividend Date”), and that dividend is greater than the Regular Dividend on a per Share basis then the Calculation Agent shall adjust the Strike Price, the Number of Warrants, the Daily Number of Warrants and the Warrant Entitlement to preserve the fair value of the Warrants to Bank after taking into account such dividend. “Regular Dividend” shall mean USD 0.00 per Share per quarter.

(l)     [Method of Delivery. Insert appropriate agency language if an agent is used.]

(m)   Additional Provisions.

(i) The first paragraph of Section 9.1(c) of the Equity Definitions is hereby amended to read as follows: (c) ‘If “Calculation Agent Adjustment” is specified as the method of adjustment in the Confirmation of a Share Option Transaction, then following the declaration by the Issuer of the terms of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has a material effect on the theoretical value of the relevant Shares or Warrants and, if so, will (i) make appropriate adjustment(s), if any, to any one or more of:’ and, the sentence immediately preceding Section 9.1(c)(ii) is hereby amended by deleting the words “diluting or concentrative”.

(ii) Section 9.1(e)(vi) of the Equity Definitions is hereby amended by deleting the words “other similar” between “any” and “event”; deleting the words “diluting or concentrative” and replacing them with “material”; and adding the following words at the end of the sentence “or Warrants”.

(iii) Section 9.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the third line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the period at the end of subsection (ii) thereof and inserting the following words therefor “or (C) at Bank’s option, the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the Agreement with respect to that Issuer.”

(iv) Notwithstanding Section 9.7 of the Equity Definitions, everything in the first paragraph of Section 9.7(b) of the Equity Definitions after the words “Calculation Agent” in the third line through the remainder of such Section 9.7 shall be deleted and replaced with the following:

“based on an amount representing the Calculation Agent’s determination of the fair value to Buyer of an option with terms that would preserve for Buyer the economic equivalent of any payment or delivery (assuming satisfaction of each applicable condition precedent) by the parties in respect of the relevant Transaction that would have been required after that date but for the occurrence of the Merger Event, Nationalization, as the case may be.”

(v) Notwithstanding anything to the contrary in this Confirmation, upon the occurrence of one of the following events, with respect to this Transaction, (1) Bank shall have the right to designate such event an Additional Termination Event and designate an Early Termination Date pursuant to Section 6(b) of the Agreement, and (2) the Company shall be deemed the sole Affected Party and the Transaction shall be deemed the sole Affected Transaction:

(A) Any “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than the Company, any of its subsidiaries or its employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner”, as defined in Rule 13d-3 under the Exchange Act, of the common equity of the Company representing more than 50% of the voting power of such common equity.

(B) Consummation of any Share exchange, consolidation or merger of the Company pursuant to which Shares will be converted into cash, securities or other property or any conveyance, transfer, sale, lease or other disposition in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its subsidiaries, taken as a whole, to any person other than one of its subsidiaries; provided, however, that a transaction where the holders of more than 50% of all classes of common equity of the Company immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee immediately after such event shall not be an Additional Termination Event;

(C) The Company defaults on any indebtedness with an original aggregate principal amount of at least $20 million and such default results in any principal and interest on such indebtedness becoming, or becoming capable at such time of being declared, immediately due and payable.

(D) At any time during the period from and including the Trade Date, to and including the Expiration Date, the Shares cease to be listed or quoted on the Exchange (a “Share De-listing”) for any reason (other than a Merger Event as a result of which the shares of common stock underlying the Warrants are listed or quoted on The New York Stock Exchange, The American Stock Exchange, The NASDAQ Global Market or The NASDAQ Global Select Market (or their respective successors) (the “Successor Exchange”)) and are not immediately re-listed or quoted as of the date of such de-listing on the Successor Exchange.

Notwithstanding the forgoing, a transaction set forth in clauses (A) or (B) above will not constitute an Additional Termination Event if at least 95% of the consideration, excluding cash payments for fractional shares, in such transaction or transactions consists of shares of common stock listed on a national securities exchange or quoted on The NASDAQ Global Market or The NASDAQ Global Select Market or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions.

(n)    No Collateral or Setoff. Notwithstanding any provision of the Agreement or any other agreement between the parties to the contrary, the obligations of the Company hereunder are not secured by any collateral. Each party waives any and all rights it may have to set-off delivery or payment obligations it owes to the other party under the Transaction against any delivery or payment obligations owed to it by the other party, whether arising under the Agreement, under any other agreement between the parties hereto, by operation of law or otherwise. Notwithstanding anything to the contrary in the Equity Definitions, Bank shall have no obligation hereunder or under the Agreement to make any delivery or payment to the Company.

(o)    Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If, in respect of this Transaction, an amount is payable by the Company to Bank, (i) pursuant to Section 9.7 of the Equity Definitions or Section 12.3 of the 2002 Definitions (except in the event of a Nationalization, Insolvency, Tender Offer or Merger Event, in each case, in which the consideration to be paid to holders of Shares consists solely of cash) or (ii) pursuant to Sections 6(d) and 6(e) of the Agreement (except in the event of an Event of Default in which Company is the Defaulting Party or a Termination Event in which Company is the Affected Party, other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b)(i), (ii), (iii), (iv), (v) or (vi) of the Agreement in each case that resulted from an event or events outside Company’s control) (a “Payment Obligation”), Company may, in its sole discretion, satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) and shall give irrevocable telephonic notice to Bank, confirmed in writing within one Currency Business Day, no later than 12:00 p.m. New York local time on the Merger Date, the Tender Offer Date, the date of the occurrence of the Nationalization or Insolvency, or Early Termination Date, as applicable; provided that if the Company does not validly elect to satisfy its Payment Obligation by the Share Termination Alternative, Bank shall have the right to require the Company to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding the Company’s election to the contrary. Notwithstanding the foregoing, Company’s or Bank’s right to elect satisfaction of a Payment Obligation in the Share Termination Alternative as set forth in this clause shall only apply to Transactions under this Confirmation and, notwithstanding anything to the contrary in the Agreement, the Equity Definitions or the 2002 Definitions, (1) separate amounts shall be calculated with respect to (a) Transactions hereunder and (b) all other Transactions under the Agreement, and (2) such separate amounts shall be payable pursuant to Section 6(d)(ii) of the Agreement, Section 9.7 of the Equity Definitions or Section 12.3 of the 2002 Definitions, as applicable, subject to, in the case of clause (a), Company’s Share Termination Alternative right hereunder.

Share Termination Alternative:	Applicable and means that Company shall deliver to Bank the Share Termination Delivery Property on the date (the “Share Termination Payment Date”) when the Payment Obligation would otherwise be due, subject to paragraph (p)(i) below, in satisfaction, subject to paragraph (p)(ii) below, of the Payment Obligation in the manner reasonably requested by Bank free of payment.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value to Bank of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Company at the time of notification of the Payment Obligation. In the case of a Private Placement of Share Termination Delivery Units that are Restricted Shares (as defined below) as set forth in paragraph (p)(i) below, the Share Termination Unit Price shall be determined by the discounted price applicable to such Share Termination Delivery Units. In the case of a Registration Settlement of Share Termination Delivery Units that are Restricted Shares (as defined below) as set forth in paragraph (p)(ii) below, the Share Termination Unit Price shall be the Settlement Price on the Merger Date, the Tender Offer Date, the date of the occurrence of the Nationalization or Insolvency, or Early Termination Date, as applicable.

Share Termination Delivery Unit:	In the case of a Termination Event or Event of Default, one Share or, in the case of Nationalization, Insolvency, Tender Offer or Merger Event, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency, Tender Offer or Merger Event. If such Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Inapplicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 6.6, 6.7, 6.8, 6.9 and 6.10 (as modified above) of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-Settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to this Transaction means that Share Termination Alternative is applicable to this Transaction.

(p)    Registration/Private Placement Procedures. If, in the reasonable opinion of Bank based upon advice of counsel, following any delivery of Shares or Share Termination Delivery Property to Bank hereunder, such Shares or Share Termination Delivery Property would be in the hands of Bank subject to any applicable restrictions with respect to any registration or qualification requirement or prospectus delivery requirement for such Shares or Share Termination Delivery Property pursuant to any applicable federal or state securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act as a result of such Shares or Share Termination Delivery Property being “restricted securities”, as such term is defined in Rule 144 under the Securities Act, or as a result of the sale of such Shares or Share Termination Delivery Property being subject to paragraph (c) of Rule 145 under the Securities Act) (such Shares or Share Termination Delivery Property, “Restricted Shares”), then delivery of such Restricted Shares shall be effected pursuant to either clause (i) or (ii) below at the election of Company, unless waived by Bank. Notwithstanding the foregoing, solely in respect of any Daily Number of Warrants exercised or deemed exercised on any Expiration Date, the Company shall elect, prior to the first Settlement Date for the First Expiration Date, a Private Placement Settlement or Registration Settlement for all deliveries of Restricted Shares for all such Expiration Dates which election shall be applicable to all Settlement Dates for such Daily Number of

Warrants and the procedures in clause (i) or clause (ii) below shall apply for all such delivered Restricted Shares on an aggregate basis commencing after the final Settlement Date for such Daily Number of Warrants. The Calculation Agent shall make reasonable adjustments to settlement terms and provisions under this Confirmation to reflect a single Private Placement or Registration Settlement for such aggregate Restricted Shares delivered hereunder.

(i)     If the Company elects to settle the Transaction pursuant to this clause (i) (a “Private Placement Settlement”), then delivery of Restricted Shares by the Company shall be effected in customary private placement procedures with respect to such Restricted Shares of similar size in form and substance reasonably acceptable to Bank; provided that the Company may not elect a Private Placement Settlement if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(2) of the Securities Act for the sale by the Company to Bank (or any affiliate designated by Bank) of the Restricted Shares or the exemption pursuant to Section 4(1) or Section 4(3) of the Securities Act for resales of the Restricted Shares by Bank (or any such affiliate of Bank). The Private Placement Settlement of such Restricted Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Bank, due diligence rights (for Bank or any designated buyer of the Restricted Shares by Bank), opinions and certificates, and such other documentation as is customary for private placement agreements, all reasonably acceptable to Bank. In the case of a Private Placement Settlement, Bank shall determine the appropriate discount to the Share Termination Unit Price (in the case of settlement of Share Termination Delivery Units pursuant to paragraph (o) above) or any Settlement Price (in the case of settlement of Shares pursuant to Section 2 above) applicable to such Restricted Shares in a commercially reasonable manner and appropriately adjust the amount of such Restricted Shares to be delivered to Bank hereunder; provided that in no event such number shall be greater than two times the Number of Shares (the “Maximum Amount”). Notwithstanding the Agreement or this Confirmation, the date of delivery of such Restricted Shares shall be the Exchange Business Day following notice by Bank to the Company, of such applicable discount and the number of Restricted Shares to be delivered pursuant to this clause (i). For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the Share Termination Payment Date (in the case of settlement of Share Termination Delivery Units pursuant to paragraph (o) above) or on the Settlement Date for such Restricted Shares (in the case of settlement in Shares pursuant to Section 2 above).

In the event the Company shall not have delivered the full number of Restricted Shares otherwise applicable as a result of the proviso above relating to the Maximum Amount (such deficit, the “Deficit Restricted Shares”), the Company shall be continually obligated to deliver, from time to time until the full number of Deficit Restricted Shares have been delivered pursuant to this paragraph, Restricted Shares when, and to the extent, that (i) Shares are repurchased, acquired or otherwise received by the Company or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (ii) authorized and unissued Shares reserved for issuance in respect of other transactions prior to such date which prior to such Settlement Date become no longer so reserved and (iii) the Company additionally authorizes any unissued Shares that are not reserved for other transactions. The Company shall immediately notify Bank of the occurrence of any of the foregoing events (including the number of Shares subject to clause (i), (ii) or (iii) and the corresponding number of Restricted Shares to be delivered) and promptly deliver such Restricted Shares thereafter.

(ii)    If the Company elects to settle the Transaction pursuant to this clause (ii) (a “Registration Settlement”), then the Company shall promptly (but in any event no later than the beginning of the Resale Period) file and use its reasonable best efforts to make effective under the Securities Act a registration statement or supplement or amend an outstanding registration statement in form and substance reasonably satisfactory to Bank, to cover the resale of such Restricted Shares in accordance with customary resale registration procedures, including covenants, conditions, representations, underwriting discounts (if applicable), commissions (if applicable), indemnities due diligence rights, opinions and certificates, and such other documentation as is customary for equity resale underwriting agreements, all reasonably acceptable to Bank. If Bank, in its sole reasonable discretion, is not satisfied with such procedures and documentation Private Placement Settlement shall apply. If Bank is satisfied with such procedures and documentation, it shall sell the Restricted Shares pursuant to such registration statement during a period (the “Resale Period”) commencing on the Exchange Business Day following delivery of such Restricted Shares (which, for the avoidance of doubt, shall be (x) any Settlement Date in the case of an exercise of Warrants prior to the First Expiration Date pursuant to Section 2 above, (y) the Share Termination Payment Date in case of settlement in Share Termination Delivery Units pursuant to paragraph (o) above or (z) the Settlement Date in respect of the final Expiration Date for all Daily Number of Warrants) and ending on the earliest of (i) the Exchange Business Day on which Bank completes the sale of all Restricted Shares or, in the case of settlement of Share Termination Delivery Units, a sufficient number of Restricted Shares so that the realized net proceeds of such sales exceed the Payment Obligation (as defined above), (ii) the date upon which all Restricted Shares have been sold or transferred pursuant to Rule 144 (or similar provisions then in force) or Rule 145(d)(1) or (2) (or any similar provision then in force) under the Securities Act and (iii) the date upon which all Restricted Shares may be sold or transferred by a non-affiliate pursuant to Rule 144(k) (or any similar provision then in force) or Rule 145(d)(3) (or any similar provision then in force) under the Securities Act. If the Payment Obligation exceeds the realized net proceeds from such resale, Company shall transfer to Bank by the open of the regular trading session on the Exchange on the Exchange Trading Day immediately following the last day of the Resale Period the amount of such excess (the “Additional Amount”) in cash or in a number of Shares (“Make-whole Shares”) in an amount that, based on the Settlement Price on the last day of the Resale Period (as if such day was the “Valuation Date” for purposes of computing such Settlement Price), has a dollar value equal to the Additional Amount. The Resale Period shall continue to enable the sale of the Make-whole Shares. If Company elects to pay the Additional Amount in Shares, the requirements and provisions for Registration Settlement shall apply. This provision shall be applied successively until the Additional Amount is equal to zero. In no event shall the Company deliver a number of Restricted Shares greater than the Maximum Amount.

(iii)  Without limiting the generality of the foregoing, the Company agrees that any Restricted Shares delivered to Bank, as purchaser of such Restricted Shares, (i) may be transferred by and among Bank and its affiliates and Company shall effect such transfer without any further action by Bank and (ii) after the period of 6 months from the Trade Date (or 1 year from the Trade Date if, at such time, informational requirements of Rule 144(c) are not satisfied with respect to the Company) has elapsed after any Settlement Date for such Restricted Shares, Company shall promptly remove, or cause the transfer agent for such Restricted Shares to remove, any legends referring to any such restrictions or requirements from such Restricted Shares upon request by Bank (or such affiliate of Bank) to Company or such transfer agent, without any requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Bank (or such affiliate of Bank).

If (x) the Company shall fail to effectuate the Private Placement Settlement as set forth in clause (i) or (y) the Company shall fail to effectuate the Registration Settlement as set forth in clause (ii) and the Company shall fail to effectuate the Private Placement Settlement following its failure to effectuate the Registration Settlement, then either the failure set forth in clause (x) or the failure set forth in clause (y) shall constitute an Event of Default with respect to which Company shall be the Defaulting Party.

(q)    Limit on Beneficial Ownership. Notwithstanding anything to the contrary in the Agreement or this Confirmation, in no event shall Bank be entitled to receive, or shall be deemed to receive, any Shares if, upon such receipt of such Shares, the “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and the rules promulgated thereunder) of Shares by Bank or any entity that directly or indirectly controls Bank (collectively, “Bank Group”) would be equal to or greater than 4.5% or more of the outstanding Shares. If any delivery owed to Bank hereunder is not made, in whole or in part, as a result of this provision, Company’s obligation to make such delivery shall not be extinguished and Company shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, Bank gives notice to the Company that such delivery would not result in Bank Group directly or indirectly so beneficially owning in excess of 4.5% of the outstanding Shares.

(r)     Share Deliveries. The Company acknowledges and agrees that, to the extent the holder of this Warrant is not then an affiliate and has not been an affiliate for 90 days (it being understood that Bank will not be considered an affiliate under this paragraph solely by reason of its receipt of Shares pursuant to this Transaction), and otherwise satisfies all holding period and other requirements of Rule 144 of the Securities Act applicable to it, any delivery of Shares or Share Termination Delivery Property hereunder at any time after 6 months from the Trade Date (or 1 year from the Trade Date if, at such time, informational requirements of Rule 144(c) are not satisfied with respect to the Company) shall be eligible for resale under Rule 144 of the Securities Act and the Company agrees to promptly remove, or cause the transfer agent for such Shares or Share Termination Delivery Property, to remove, any legends referring to any restrictions on resale under the Securities Act from the Shares or Share Termination Property. The Company further agrees that any delivery of Shares or Share Termination Delivery Property prior to the date that is 6 months from the Trade Date (or 1 year from the Trade Date if, at such time, informational requirements of Rule 144(c) are not satisfied with respect to the Company), may be transferred by and among Bank and its affiliates and the Company shall effect such transfer without any further action by Bank. Notwithstanding anything to the contrary herein, the Company agrees that any delivery of Shares or Share Termination Delivery Property shall be effected by book-entry transfer through the facilities of DTC, or any successor depositary, if at the time of delivery, such class of Shares or class of Share Termination Delivery Property is in book-entry form at DTC or such successor depositary. Notwithstanding anything to the contrary herein, to the extent the provisions of Rule 144 of the Securities Act or any successor rule are amended, or the applicable interpretation thereof by the Securities and Exchange Commission or any court change after the Trade Date, the agreements of the Company herein shall be deemed modified to the extent necessary, in the opinion of outside counsel of the Company, to comply with Rule 144 of the Securities Act, as in effect at the time of delivery of the relevant Shares or Share Termination Property.

(s)    Hedging Disruption Event. The occurrence of a Hedging Disruption Event will constitute an Additional Termination Event under the Agreement permitting Bank to terminate the Transaction, with the Company as the sole Affected Party and the Transaction as the sole Affected Transaction.

“Hedging Disruption Event” means with respect to Bank, as determined in its reasonable discretion, the inability or impracticality, due to market illiquidity, illegality, lack of hedging transactions or credit worthy market participants or other similar events, to establish, re-establish or maintain any transactions necessary or advisable to hedge, directly or indirectly, the equity price risk of entering into and performing under the Transaction on terms including costs reasonable to Bank or an affiliate in its reasonable discretion, including the event that at any time Bank reasonably concludes that it or any of its affiliates are unable to establish, re-establish or maintain a full hedge of its position in respect of the Transaction through share borrowing arrangements on terms including costs deemed reasonable to Bank in its reasonable discretion. For the avoidance of doubt, the parties hereto agree that if (i) Bank reasonably determines that it is unable to borrow Shares to hedge its exposure with respect to the Transaction at a rate of borrowing that is less than 100 basis points or (ii) Bank, in its good faith reasonable judgment, determines that it cannot hedge its obligations pursuant to this Transaction in the public market without registration under the Securities Act or as a result of any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Bank), an Additional Termination Event under the Agreement shall occur with the Company as the sole Affected Party and the Transaction as the sole Affected Transaction.

(t)     Maximum Share Delivery. Notwithstanding any other provision of this Confirmation, the Agreement or the Equity Definitions, in no event will the Company be required to deliver more than the Maximum Amount of Shares in the aggregate to Bank in connection with this Transaction, subject to the provisions regarding Deficit Restricted Shares.

(u)    Right to Extend. Bank may postpone, in whole or in part, any Expiration Date or any other date of valuation or delivery with respect to some or all of the relevant Warrants (in which event the

Calculation Agent shall make appropriate adjustments to the Daily Number of Warrants with respect to one or more Expiration Dates) if Bank determines, in its commercially reasonable judgment, that such extension is reasonably necessary or appropriate to preserve Bank’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable Bank to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Bank were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Bank.

(v)    Status of Claims in Bankruptcy. Bank acknowledges and agrees that this Confirmation is not intended to convey to Bank rights with respect to the Transaction that are senior to the claims of common stockholders of the Company in any U.S. bankruptcy proceedings of the Company; provided that nothing herein shall limit or shall be deemed to limit Bank’s right to pursue remedies in the event of a breach by the Company of its obligations and agreements with respect to the Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit Bank’s rights in respect of any transactions other than the Transaction.

(w)   Governing Law. New York law (without reference to choice of law doctrine).

(x)    Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Transaction. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(y)    Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, the Company and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to the Company relating to such tax treatment and tax structure.

(z)    Securities Contract; Swap Agreement. The parties hereto intend for: (a) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code; (b) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code; and (c) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to [                    ], or by fax to [                    ]

Very truly yours,

[Bank]

By:
Authorized Signatory
Name:

Accepted and confirmed as of the Trade Date:

SBA COMMUNICATIONS CORPORATION

By:
Authorized Signatory
Name: